Exhibit 99.1

Wireless Telecom Group Announces the Sale of the Company to Maury Microwave, Inc.

May 25, 2023

Shareholders to Receive $2.13 Per Share in Cash

Parsippany, New Jersey, USA – May 25, 2023 – Wireless Telecom Group, Inc. (NYSE American: WTT) (the “Company” or “WTT”), a leading test & measurement solutions provider, today announced that it entered into a definitive merger agreement to be acquired by Maury Microwave, Inc. (“Maury”) in an all-cash transaction. Under the terms of the merger agreement, which was unanimously approved by the board of directors of each company, Maury will acquire all the outstanding shares of the Company for an estimated total cash consideration of $2.13 per share. The consideration per share represents a premium of 34% to the Company’s closing share price as of May 24th and a premium of 50% since the date of the announcement of the Strategic Alternatives process in July 2022. The Company will file a proxy statement regarding the proposed transaction with the Security and Exchange Commission (the “SEC”) as described below and is expected to close in the third quarter of 2023.

Tim Whelan, the Company’s CEO stated, “Today’s announcement represents the successful result of a comprehensive strategic alternatives’ review process, and a significant milestone in the Company’s transformation. Once approved by shareholders, this transaction will achieve our goals of maximizing shareholder value by realizing the sum-of-the-parts value of our Company, and efficiently returning capital to our shareholders. We believe this outcome is in the best interest of our shareholders, the Company, our employees, and our customers.” Mr. Whelan added, “The Company has a highly skilled employee base, specialized, differentiated solutions, and a deep commitment to customers. We believe that given the scale of our Company, private ownership offers benefits over public ownership, including lower operating costs, and continued capital investment to accelerate its growth strategy, enhance its customer delivery, and evolve the organization for the future. The Company will continue to focus on our specialized test and measurement solutions to address customers’ differentiated requirements in the semiconductor, satellite, aerospace and defense sectors.”

Michael Howo, Maury’s CEO, expressed his enthusiasm for the deal “We have long appreciated the leadership position of the Boonton, Holzworth and Noisecom brands’ high-performance solutions and long-term customer relationships and we have always been interested in finding market opportunities where we could partner. We look forward to contributing additional engineering and sales resources and technical value to the Company’s core capabilities and help drive the next phase of growth.”

Bill Pezza, Maury’s Executive Chairman, stated “The Wireless Telecom Group test and measurement business provides mission-critical solutions to companies in aerospace, defense, semiconductor, and quantum computing applications that we believe are poised for long-term investment and growth. Consistent with our successful history transforming and adding value to businesses, we look forward to supporting the management teams driving investment in the Company to underscore their market leadership and deliver solutions across the globe.”

WTT’s current CEO, Tim Whelan will step aside at the close of the transaction and the Company will continue to be managed by its remaining leadership team led by Daniel Monopoli, WTT’s Chief Technology Officer and General Manager of the Test & Measurement segment and Mike Kandell, WTT’s Chief Financial Officer. The business will continue to operate from its headquarters in New Jersey as a division of Maury.

Approvals and Timing

Completion of the transaction is expected in the third quarter of 2023, subject to the approval of Wireless Telecom Group shareholders and the satisfaction of other customary closing conditions.

The Wireless Telecom Group Board of Directors unanimously approved the merger agreement and recommended that Wireless Telecom Group shareholders vote in favor of it at a Special Meeting of Stockholders, to be scheduled as soon as practicable.

The transaction is not subject to a financing condition. Upon completion of the transaction, Wireless Telecom Group will become a private company and shares of Wireless Telecom Group’s common stock will no longer trade on the NYSE. The Company expects to maintain its headquarters in Parsippany, NJ.

CDX Advisors is serving as exclusive financial advisor and Bryan Cave Leighton Paisner LLP is serving as legal counsel to Wireless Telecom Group.

Morgan, Lewis & Bockius LLP is serving as legal counsel to Maury Microwave.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton, Holzworth, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, and semiconductor industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal generators, phase noise analyzers, signal processing modules, noise sources, and programmable noise generators, Wireless Telecom Group enables the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wirelesstelecomgroup.com.

About Maury Microwave, Inc.

Headquartered in Ontario, CA, Maury Microwave, Inc. designs and manufactures state-of-the-art RF measurement and interconnect solutions that enable the world’s best wireless communication technologies and networks to get better, faster, and stronger.

For more information, please visit https://www.maurymw.com/

Contacts

Michael Kandell

25 Eastmans Road

Parsippany, NJ 07054

Tel: (973) 386-9696

Fax: (973) 386-9191

www.wirelesstelecomgroup.com